SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Kellogg Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Share Owner:

It is my pleasure to invite you to attend the 2002 Annual Meeting of Share Owners of Kellogg Company. The meeting will be held at 1:00 p.m. on Friday, April 26, 2002, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Attendance at the Annual Meeting will be limited to Share Owners only. If you plan to attend the meeting, please detach the Admission Ticket attached to your proxy card and bring it to the meeting.

If you are a Share Owner whose shares are not registered in your own name or you will be receiving your materials electronically and you plan to attend, please request an Admission Ticket by writing to: Kellogg Company Share Owner Services, One Kellogg Square, Battle Creek, MI 49016-3599. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Share Owners without tickets will only be admitted to the meeting upon verification of stock ownership.

Share Owners needing special assistance at the meeting are requested to contact Share Owner Services at the address listed above.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card.

Sincerely,

Carlos M. Gutierrez
Chairman of the Board,
President and Chief Executive Officer

March 20, 2002

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016-3599

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO BE HELD APRIL 26, 2002

TO THE SHARE OWNERS:

      The Annual Meeting of Share Owners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. on Friday, April 26, 2002, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2005 Annual Meeting of Share Owners;

2.	To approve the Kellogg Company 2002 Employee Stock Purchase Plan;

3.	To approve the Kellogg Company Senior Executive Annual Incentive Plan; and

4.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

      Only Share Owners of record at the close of business on March 4, 2002, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

By Order of the Board of Directors,

Janet Langford Kelly

Executive Vice President — Corporate Development and Administration,
General Counsel and Secretary

March 20, 2002

ELECTRONIC VOTING:

You may now vote your shares by telephone or over the Internet.

Voting electronically is quick, easy, and saves the Company money.

Just follow the instructions on your proxy card.

ELECTRONIC DELIVERY:

Reduce paper mailed to your home and help lower the Company’s printing and postage costs!

The Company is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Share Owners, and related materials on-line. With your consent, we will stop sending paper copies of these documents until you notify us otherwise.

To participate, follow the easy directions below.

You will receive notification when the materials are available for review.

ACT NOW. . . . IT’S FAST AND EASY

Just follow these 4 easy steps:

1.	Log onto the internet at www.icsdelivery.com/kelloggs.

2.	Enter your Social Security or Tax I.D. Number (as printed on your check or statement)

3.	Enter your e-mail address

4.	Enter a PIN number of your choice which will be used for electronic voting.

PROXY STATEMENT
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
APPROVAL OF KELLOGG COMPANY 2002 EMPLOYEE STOCK PURCHASE PLAN
APPROVAL OF THE KELLOGG COMPANY SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
EX-99.1 Form of Proxy Card
EX-99.2 2002 Employee Stock Purchase Plan
EX-99.3 Senior Executive Annual Incentive Plan

KELLOGG COMPANY

ONE KELLOGG SQUARE

BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHARE OWNERS

TO BE HELD ON FRIDAY, APRIL 26, 2002

Solicitation of Proxy

      This Proxy Statement and the accompanying Proxy are furnished to Share Owners of Kellogg Company in connection with the solicitation of proxies for use at the Annual Meeting of Share Owners of the Company to be held in Battle Creek, Michigan, on Friday, April 26, 2002, or any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Company.

Mailing Date

      The Annual Report of the Company for 2001 including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the Proxy were first mailed to Share Owners on March 20, 2002.

Who Can Vote — Record Date

      The record date for determining Share Owners entitled to vote at the Annual Meeting is March 4, 2002. Each of the 407,680,563 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

How to Vote — Proxy Instructions

      You may vote your shares either (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your proxy card. Share Owners who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

      The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 25, 2002. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

      Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card) and whether you approve, disapprove, or abstain from voting on the Kellogg Company 2002 Employee Stock Purchase Plan (Proposal 2 on the proxy card) and the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3 on the proxy card).

      If you do not specify on your proxy card, or when giving your proxy by telephone or over the Internet, how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below, “For” Proposal 2, “For” Proposal 3, and otherwise at the discretion of the persons named in the proxy card.

      When a properly executed proxy is received, the shares represented thereby, including shares held under the Company’s Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Share Owner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company’s Savings and Investment Plans.

Revocation of Proxies

      You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary;

(2)	by submitting another proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

Quorum

      A quorum of Share Owners is necessary to hold a valid meeting. A quorum will exist if the holders of a majority of the votes entitled to be cast by the Share Owners at the Annual Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, nominees would have discretionary voting power for the election of directors (Proposal 1) but not for approval of the Kellogg Company 2002 Employee Stock Purchase Plan (Proposal 2) or approval of the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3).

Required Vote

      The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. For that reason, any shares not voted for the election of nominees will not affect the outcome of the election of directors. Similarly, any shares voted against the election of nominees will result in those nominees receiving fewer votes, but will otherwise not affect the outcome of the election of directors. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate this will occur.

      The affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the Kellogg Company 2002 Employee Stock Purchase Plan (Proposal 2) and the Kellogg Company Senior Executive Annual Incentive Plan (Proposal 3). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposal 2 and Proposal 3. Shares subject to a broker “non-vote” will not be considered as present with respect to Proposal 2 or Proposal 3 and will not affect the outcome on those proposals.

Other Business

      The Company does not intend to bring any business before the meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs

      The Company pays for the preparation and mailing of the Notice of Annual Meeting and Proxy Statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the common stock of the Company at our expense.

SECURITY OWNERSHIP

Five-Percent Holders

      The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than five percent (5%) of the Company’s common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	December 31, 2001

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Company, Inc. One Wall Street New York, NY 10286	128,037,540 shares(2)	31.4%
George Gund III 39 Mesa Street San Francisco, CA 94129	37,958,748 shares(3)	9.3%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	33,853,478 shares(4)	8.35%
Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	21,467,230 shares(5)	5.3%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Trust”) are Carlos M. Gutierrez, William C. Richardson, Jonathan T. Walton, and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Foundation”), is the sole beneficiary of the Trust. Under the terms of the Trust, if a majority of the trustees of the Trust (which majority must include the corporate trustee) are unable to agree, the Foundation has the power to direct the voting of the common stock held in the Trust. With certain limitations, the Foundation also has the power to select successor trustees of the Trust and to remove any trustee. The Trust requires that at least one trustee of the Trust be a trustee of the Foundation.

(2)	The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York and its subsidiaries hold shares for various persons in various fiduciary capacities. The Bank of New York has sole voting power for 210,217 shares, shared voting power for 129,027,868 shares (including those shares beneficially owned by the Trust), sole investment power for 136,292 shares, and shared investment power for 128,115,183 shares (including those shares beneficially owned by the Trust).

(3)	George Gund III has sole voting power for 224,000 shares, shared voting power for 37,734,748 shares, and shared investment power for 7,505,492 shares. Of the shares over which Mr. Gund has shared voting and investment power, 4,163,800 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all 4,163,800 of these shares. Gordon Gund, a director of the Company, is a brother of George Gund III and may be deemed to share voting or investment power over 3,117,692 shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,548,083 shares, shared voting power for 5,100 shares (including certain of the shares beneficially owned by George Gund III), sole investment power for 33,301,846 shares, and shared investment power for 551,632 shares.

(5)	Capital Group International, Inc. is the parent holding company of a group of investment management companies, including a bank, that hold sole voting power for 18,466,740 shares and sole investment power for 21,467,230 shares. Capital Group International, Inc. disclaims beneficial ownership over these shares.

Officer and Director Stock Ownership

      The following table shows the number of shares of common stock of the Company beneficially owned as of February 1, 2002 (except as otherwise indicated), by each director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors, nominees, and executive officers as a group.

	Common Stock

Name	Shares Beneficially Owned(1)	Units(2)

Benjamin S. Carson, Sr.(3)	15,497	—
John T. Dillon(3)	13,079	—
Claudio X. Gonzalez(3)	24,178	9,370
Gordon Gund(3)(5)	37,698	32,784
Carlos M. Gutierrez(4)(6)	1,025,471	—
Alan F. Harris(7)	410,178	—
James M. Jenness(3)	112,079	2,557
Dorothy A. Johnson(3)	24,382	5,529
L. Daniel Jorndt(3)(8)	10,313	—
Ann McLaughlin Korologos(3)	24,574	8,685
A. D. David Mackay	245,418	—
William D. Perez(3)	13,555	—
King T. Pouw	151,857	—
Sam K. Reed	583,500	—
William C. Richardson(3)(4)	17,325	8,233
John L. Zabriskie(3)	20,574	5,928
All directors, nominees, and executive officers as a group(9)(10)	3,156,609	58,925

(1)	Includes the following number of shares which the named persons have the right to acquire through exercise of an option or otherwise by April 1, 2002: Dr. Carson, 10,000 shares; Mr. Dillon, 8,750 shares; Mr. Gonzalez, 10,000 shares; Mr. Gund, 10,000 shares; Mr. Gutierrez, 878,998 shares; Mr. Harris, 374,966 shares; Mr. Jenness, 108,750 shares; Ms. Johnson, 10,000 shares; Ms. McLaughlin Korologos, 10,000 shares; Mr. Mackay, 236,400 shares; Mr. Perez, 10,000 shares; Mr. Pouw, 134,346 shares; Mr. Reed, 583,500 shares; Dr. Richardson, 10,000 shares; Dr. Zabriskie, 10,000 shares; and all directors, nominees, and executive officers as a group, 2,775,220 shares.

(2)	Represents the number of common stock units held under the Deferred Compensation Plan for Non-Employee Directors as of February 1, 2002. The units have no voting rights.

(3)	Includes the following number of shares held in the Company’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 5,497 shares; Mr. Dillon, 3,328 shares; Mr. Gonzalez, 11,392 shares; Mr. Gund, 11,298 shares; Mr. Jenness, 3,329 shares; Ms. Johnson, 4,652 shares; Mr. Jorndt, 313 shares; Ms. McLaughlin Korologos, 11,096 shares; Mr. Perez, 3,555 shares; Dr. Richardson, 6,925 shares; Dr. Zabriskie, 8,574 shares; and all directors as a group, 70,096 shares.

(4)	Does not include shares owned by the W. K. Kellogg Foundation Trust as to which Mr. Gutierrez and Dr. Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation have current beneficial interests.

(5)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by George Gund III.

(6)	Includes 2,081 shares held for the benefit of Mr. Gutierrez’s children, over which he disclaims beneficial ownership, and 58,570 shares owned by Mr. Gutierrez’s wife.

(7)	Includes 2,725 shares owned by Mr. Harris’ wife.

(8)	As of March 1, 2002.

(9)	Includes 73,051 shares owned by spouses; 2,081 shares owned by, or held for the benefit of, children, over which the applicable director, nominee, or executive officer disclaims beneficial ownership; 33,460 shares held in the Company’s Savings and Investment Plans, which contain some restrictions on investment; and 48,516 restricted shares, which contain some restrictions on investment.

(10)	Represents less than one percent of the Company’s issued and outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater-than-10% Share Owners to file reports with the Securities and Exchange Commission (“SEC”). SEC regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to the Company, we believe that all of these reporting persons timely complied with their filing requirements, except that Dorothy A. Johnson, a director, failed to timely file two reports for the reinvestment of 23 shares in 2000 and the purchase for cash of 97 shares in 2001.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of five independent directors, met five times in 2001, and operates under a written charter originally approved by the Board of Directors in 2000. Certain revisions contained in the current version, attached as Exhibit A, have been approved by the Committee and will be submitted for approval to the Board of Directors at its next meeting. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of the Company’s financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of the Company’s internal and external auditors) and the company’s compliance with legal and regulatory requirements. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements to be included in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

      The Committee reviewed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees.

      The Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including matters in the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Committee also has considered whether the provision by the auditors of non-audit professional services (including professional services for financial information systems design and implementation and other services, the fees for which during 2001 are listed below) is compatible with maintaining the auditors’ independence. In this regard, the Committee considered the representation of PricewaterhouseCoopers LLP that they will be spinning off their consulting unit as soon as practicable.

      The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC. The Committee also evaluated and recommended to the Board the reappointment of the Company’s independent auditors for the Company’s 2002 fiscal year.

AUDIT COMMITTEE (as of February 21, 2002)

Ann McLaughlin Korologos, Chairman John T. Dillon Dorothy A. Johnson William D. Perez John L. Zabriskie

Audit Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2001 and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2001 was approximately $1,800,000.

Financial Information Systems Design and Implementation Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of SEC Regulation S-X which were rendered to the Company for 2001 was approximately $14,300,000.

All Other Fees

      The aggregate amount of all other fees billed to the Company by PricewaterhouseCoopers LLP for services which were rendered to the Company for 2001 was $7,720,000. These other fees include services provided in connection with required SEC filings and other acquisition procedures, debt offerings, benefit plan audits, income tax consulting and compliance, and accounting advisory services.

Proposal 1.

ELECTION OF DIRECTORS

      The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven nor more than fifteen directors divided into three classes as nearly equal in number as possible and that each director shall be elected for a term of three years with the term of one class expiring each year.

      Four directors are to be elected at the Annual Meeting to serve for a term ending at the 2005 Annual Meeting of Share Owners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently thirteen members of the Board. Mr. Sam K. Reed is not standing for re-election and will be resigning as Vice Chairman effective March 26, 2002. The Board thanks him for his service.

      The Board of Directors recommends that the Share Owners vote “FOR” the following nominees: Claudio X. Gonzalez, Carlos M. Gutierrez, William C. Richardson, and John L. Zabriskie. Each nominee was proposed by the Nominating and Corporate Governance Committee for consideration by the Board and presentment to the Share Owners.

Nominees for Election for a three-year term expiring at the 2005 Annual Meeting

CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 67, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products and writing and other papers. He is also a director of Kimberly-Clark Corporation; General Electric Company; The Home Depot; Investment Co. of America; Grupo ALFA; Grupo Modelo; Grupo Carso; Grupo Televisa; America Movil; and The Mexico Fund. Mr. Gonzalez is also an advisory director of Unilever NV/ PLC and is on the J. P. Morgan Chase International Advisory Council.

CARLOS M. GUTIERREZ. Mr. Gutierrez, age 48, has served as a director of the Company since January 1999. Mr. Gutierrez is Chairman of the Board, a position he has held since April 2000, and President and Chief Executive Officer of the Company, positions he has held since April 1999. Mr. Gutierrez joined Kellogg de Mexico in 1975. He was appointed Executive Vice President and President, Kellogg Asia-Pacific in 1994, Executive Vice President-Business Development in 1996, and President and Chief Operating Officer in 1998. He is also a director of Colgate-Palmolive Company and a trustee of the W. K. Kellogg Foundation Trust.

WILLIAM C. RICHARDSON. Dr. Richardson, age 61, has served as a director of the Company since 1996. He is President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation, and a trustee of the W. K. Kellogg Foundation Trust. He is also a director of CSX Corporation and The Bank of New York Company, Inc.

JOHN L. ZABRISKIE. Dr. Zabriskie, age 62, has served as a director of the Company since 1995. In 2001, he became President of Lansing Brown Investments, LLC, a firm which makes investments in start-up life science companies, as well as Chairman of the Board of Directors of MacroChem Corporation. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is also a director of Biomira, Inc.; Cubist Pharmaceuticals, Inc.; Mimeon, Inc.; Biospecific, LLC; Nanopharma; Telenome; Puretech Ventures; Array Biopharma; and MacroChem Corporation.

Continuing Directors to serve until the 2003 Annual Meeting

JOHN T. DILLON. Mr. Dillon, age 63, has served as a director of the Company since 2000. He has been Chairman of the Board and Chief Executive Officer of International Paper Company since 1996. He is also a director of Caterpillar Inc. He is the Chairman of the Business Roundtable and National Council on Economic Education. He is a member of the Advisory Committee for Trade Policies and Negotiation and a former Chairman of the American Forest and Paper Association.

JAMES M. JENNESS. Mr. Jenness, age 55, has served as a director of the Company since 2000. He is Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising. Before joining Integrated Merchandising Systems in 1997, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. Mr. Jenness is also a director of International Multifoods Corporation, Schwarz Company, and Integrated Merchandising Systems.

L. DANIEL JORNDT. Mr. Jorndt, age 60, was appointed a director of the Company in 2002. Mr. Jorndt is Chairman of the Board of Walgreen Co., the drugstore chain, a position he has held since 1999. He previously was Chief Executive Officer of Walgreen Co. from 1998 to 2002 and Chief Operating Officer and President of Walgreen Co. from 1990 to 1999.

WILLIAM D. PEREZ. Mr. Perez, age 54, has served as a director of the Company since 2000. He is President and Chief Executive Officer of S. C. Johnson & Son, Inc., a position he has held since 1997. Mr. Perez joined S. C. Johnson & Son, Inc. in 1970 and has held a number of senior positions. Mr. Perez is also a director of The May Department Stores Company and Hallmark Cards, Incorporated.

Continuing Directors to serve until the 2004 Annual Meeting

BENJAMIN S. CARSON, SR. Dr. Carson, age 50, has served as a director of the Company since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 62, has served as a director of the Company since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is the principal owner of the Cleveland Cavaliers NBA team. He is also a director of Corning Incorporated.

DOROTHY A. JOHNSON. Ms. Johnson, age 61, has served as a director of the Company since 1998. Ms. Johnson is President of Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000. In January 2000, she retired as President and Chief Executive Officer of the Council of Michigan Foundations, a position she had held since 1975. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation

since 1980. Ms. Johnson is also a director of National City Bank of Michigan/ Illinois and the Corporation for National Service.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 60, has served as a director of the Company since 1989. She is currently Senior Advisor to Benedetto, Gartland & Company, Inc.; Chairman Emeritus of The Aspen Institute, a nonprofit organization; Vice Chairman, RAND Board of Trustees; and former U.S. Secretary of Labor. She is also a director of Microsoft Corporation; AMR Corporation (and its subsidiary, American Airlines); Host Marriott Corporation; Fannie Mae; Harman International Industries, Inc.; and Vulcan Materials Company.

ABOUT THE BOARD OF DIRECTORS

      The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee, Consumer Marketing Committee, and Social Responsibility Committee.

      The Executive Committee is generally empowered to act on behalf of the Board. The Executive Committee did not meet in 2001. The members of the Executive Committee are Mr. Gutierrez, Chairman, Dr. Carson, Mr. Gonzalez, Mr. Gund, Ms. McLaughlin Korologos, Dr. Richardson, and Dr. Zabriskie.

      The Audit Committee monitors the integrity of the Company’s financial reporting process by reviewing financial information, internal controls, the audit process and the independence and performance of the Company’s internal and external auditors. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements. It met five times in 2001. The members of the Audit Committee are currently Ms. McLaughlin Korologos, Chairman, Mr. Dillon, Mr. Jorndt (as of February 22, 2002), Ms. Johnson, Mr. Perez, and Dr. Zabriskie.

      The Compensation Committee reviews recommendations for compensating management personnel; determines, subject to Board approval, the compensation of the Chief Executive Officer; and provides advice and recommendations to the Board on these subjects. It met four times in 2001. The members of the Compensation Committee are Mr. Gonzalez, Chairman, Mr. Gund, Ms. McLaughlin Korologos, Dr. Richardson, and Dr. Zabriskie.

      The Finance Committee reviews and makes recommendations to the Board regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met three times in 2001. The members of the Finance Committee are Dr. Zabriskie, Chairman, Mr. Dillon, Mr. Gonzalez, Mr. Gund, Mr. Jenness, Ms. Johnson, and Dr. Richardson.

      The Nominating and Corporate Governance Committee advises the Board on corporate governance issues, investigates and reviews the qualifications of candidates, recommends nominees to the Board, and reviews the functioning of the Board and the fulfillment of its duties and responsibilities. It met four times in 2001. The members of the Nominating and Corporate Governance Committee are Mr. Gund, Chairman, Dr. Carson, Mr. Gonzalez, Ms. McLaughlin Korologos, and Dr. Zabriskie.

      The Social Responsibility Committee investigates and reviews the manner in which the Company discharges its social responsibilities and recommends to the Board policies, programs, and procedures it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met two times in 2001. The members of the Social Responsibility Committee are Dr. Carson, Chairman, Mr. Jenness, Ms. Johnson, and Dr. Richardson.

      The Consumer Marketing Committee reviews and makes recommendations to the Board on the Company’s marketing activities. It met one time in 2001. The members of the Consumer Marketing Committee are Mr. Jenness, Chairman, Mr. Gonzalez, Mr. Gund, Ms. Johnson, Ms. McLaughlin Korologos, Mr. Perez, and Dr. Richardson.

      The Board held eight meetings in 2001. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members during 2001.

Non-Employee Director Compensation and Benefits

      Each non-employee director receives an annual retainer fee of $25,000; $1,000 for each meeting of the Board or committee of the Board attended; $4,000 if he or she served as Chairman of a committee; and reimbursement for all expenses incurred in attending such meetings.

      Under the Non-Employee Director Stock Plan approved by Share Owners, each eligible non-employee director annually is granted options to purchase 5,000 shares of common stock and awarded 1,700 shares of common stock.

These shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the “Grantor Trust”). Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.

      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer all or a portion of their cash compensation payable for the ensuing year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of the Company’s common stock. If dividends are declared by the Board, a fractional unit representing the dividend is credited to the account of each participating director. A participant’s account balance is paid in cash upon termination of service as a director, over a period from one to ten years, at the election of the director.

      The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.

      Prior to December 1995, the Company had a Director’s Charitable Awards Program, in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995, the Board voted to discontinue this program for directors first elected after December 1995.

      In addition to the standard benefits described above, James M. Jenness was granted a non-qualified stock option to purchase what is now 100,000 shares of the Company’s common stock at $27 per share, the fair market price of the stock on July 27, 2000. This option was initially for 300,000 shares and was to have vested in three installments, but only so long as Mr. Jenness provided specified consulting services to the Company. During 2001, the Company and Mr. Jenness agreed to terminate the consulting relationship and, consequently, the unvested portion of the option terminated. The option contains the AOF feature described in footnote (4) of the Summary Compensation Table.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the last three years concerning the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers.

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
		Salary	Bonus	Compensation	Awards	Options	Plan Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	(#)(4)	($)	($)(5)

Carlos M. Gutierrez	2001	887,500	1,277,600	—	382,500	789,763	-0-	10,880
Chairman, President	2000	806,250	127,500	—	-0-	250,000	-0-	11,847
and Chief	1999	638,750	461,700	—	-0-	83,037	-0-	11,647
Executive Officer
Sam K. Reed(1)	2001	607,500	970,000	—	-0-	667,000	-0-	4,275,620
Vice Chairman
A. D. David Mackay	2001	504,000	660,000	83,442	188,980	649,400	-0-	10,880
Executive Vice	2000	346,667	63,000	187,067	16,498	160,000	-0-	10,680
President	1999	243,750	94,050	251,179	-0-	24,200	-0-	10,400
Alan F. Harris	2001	515,000	275,000	39,538	210,000	163,545	-0-	10,880
Executive Vice	2000	453,300	70,000	308,956	-0-	110,000	-0-	11,553
President	1999	405,960	210,000	203,055	-0-	77,129	-0-	13,749
King T. Pouw	2001	360,075	425,000	30,882	134,520	96,127	-0-	10,880
Executive Vice	2000	260,667	44,850	126,987	-0-	36,000	-0-	10,680
President	1999	226,750	97,200	213,897	-0-	24,075	-0-	10,400

(1)	Sam K. Reed joined the Company and the Board in March 2001 upon the completion of the Keebler Foods Company acquisition.

(2)	Represents payments to or on behalf of Messrs. Harris, Mackay, and Pouw, primarily under the Company’s Expatriate Compensation Program and their relocation and moving expenses.

(3)	Messrs. Gutierrez, Mackay, Harris, and Pouw were awarded 13,947, 6,892, 7,657, and 4,906 shares, respectively, of restricted stock in February 2001 under the Company’s 2001 Long-Term Incentive Plan. These awards are valued at approximately $419,800, $207,450, $230,500, and $147,670, respectively, based on the closing price of Kellogg Company common stock on December 31, 2001. Mr. Mackay was also awarded 630 shares of restricted stock in March 2000 under the Company’s 1991 Key Employee Long Term Incentive Plan. This award is valued at approximately $18,963 based on the closing price of Kellogg Company common stock on December 31, 2001.

(4)	All the options granted contained an accelerated ownership option feature (“AOF”), including the AOF options described below. Under the terms of the original option grant, an AOF option is generally received when Company stock is surrendered to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares surrendered. For AOF options, the expiration date is the same as the original option, and the option price is the fair market value of the Company’s stock on the date the AOF option is granted. During 2001 and 1999, respectively, Messrs. Gutierrez, Harris, and Pouw received the following amounts of AOF options, included in the Summary Compensation Table, from their surrender of Kellogg Company stock to exercise an original option: Mr. Gutierrez, 222,128 and 3,037; Mr. Harris, 50,445 and 31,129; and Mr. Pouw, 21,127 and 8,375.

(5)	Mr. Reed will receive $4,269,500 as part of a change in control bonus payment on the first anniversary of the acquisition of Keebler Foods Company, pursuant to the terms of his employment agreement. The other amounts represent Company matching contributions on behalf of each named individual to the Kellogg Company Salaried Savings and Investment Plan.

Employment and Change in Control Agreements

      The named executive officers have agreements with the Company which become operative only if a “change of control” (as defined therein) of the Company occurs. The agreements provide that, during the three-year period after the change of control, the officers are entitled to receive a monthly base salary at least equal to the highest monthly salary earned during the twelve months before the agreements became operative, as well as annual bonuses at least equal to the highest annual bonus received during the three years before the agreements became operative. The agreements also provide for their continued participation in benefit plans during the three-year period, with those plans to generally be no less favorable, in the aggregate, than those in effect during the one hundred twenty day period before the agreements became operative.

      In addition, if during the three-year period, any of such executive officers terminates his or her employment for “good reason” (as defined), or if the Company terminates his or her employment for reasons other than “cause” or “disability”, he or she will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata bonus for the year of termination at target or, if higher, the bonus amount described below (the “Bonus Amount”); (b) three times the sum of his or her annual base salary and the Bonus Amount; and (c) the actuarial equivalent of the benefit that he or she would have received for three years of additional participation under the Company’s retirement plans. The bonus amounts used to determine the amounts described in clauses (a) and (b) above are both equal to the highest of (1) the highest annual bonus earned for the three most recent years ended before the agreement became operative, and (2) the most recent bonus (if any) earned for a year ended after the agreement became operative. A terminated executive officer would also continue to participate in the Company’s welfare benefit plans for three years after termination, would be eligible for continued vesting of his or her equity awards during this three-year period, and would receive outplacement benefits.

      In addition, under these agreements, the Company is obligated to pay each such executive officer a “gross up” payment to make him or her whole for any federal excise taxes on “excess parachute payments” owed on such severance payments and benefits or any other payments and benefits from the Company.

      Mr. Harris has an agreement with the Company providing that if his employment is terminated by the Company under certain conditions, or if he is required to relocate outside the United States, prior to July 1, 2004, he would be entitled to receive severance pay equal to the greater of two times the average of his prior two years’ base pay and actual bonus, or two times his salary and target bonus for the year in which the termination occurs, less applicable deductions. In the event a “change of control” occurs, Mr. Harris would generally receive the benefits described in the first two paragraphs of this Section in lieu of the payments described in this paragraph.

      Mr. Mackay has an agreement with the Company providing that if his employment is terminated by the Company under certain conditions prior to August 1, 2005, he would be entitled to severance pay equal to two years of salary and target bonus for the year in which the termination occurs. In the event of a “change in control,” Mr. Mackay would generally receive the benefits described in the first two paragraphs of this Section in lieu of the payments described in this paragraph.

      Mr. Reed, current Vice Chairman of the Company, has an agreement with the Company entered into in connection with the acquisition of Keebler Foods Company. Under the agreement, Mr. Reed was to be eligible to receive a base salary of at least $810,000, be eligible for a target annual bonus of 80% of his base salary, and receive the change in control bonus payment shown in the Summary Compensation Table one year after completion of the acquisition. He also received an option to purchase 500,000 shares of the Company’s common stock at the fair market value on the grant date, with portions of those options to vest on specified dates if certain performance measures were achieved, but with all of the options to vest one year after completion of the acquisition if his employment had not previously terminated. These options have the right to receive an AOF option described on page 10 only to the extent he is an active employee when exercised. The agreement also provided that, if during the one-year period after completion of the acquisition, Mr. Reed’s employment was terminated by the Company for reasons other than “cause” (as defined) or by Mr. Reed for “good reason” (as defined), he was to receive specified amounts and certain other benefits. The agreement also provides that Mr. Reed is to receive a “gross up” payment to make him whole for any federal excise taxes on “excess parachute payments” owed on any such amounts.

Option Grants in Last Fiscal Year

      The following table provides information regarding stock options granted during 2001 to the persons named in the Summary Compensation Table.

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to				Grant Date
	Options	Employees in	Exercise			Present
	Granted	Fiscal	Price	Expiration		Value
Name	(#)(1)	Year (%)	($/Share)	Date		($)(3)

C. M. Gutierrez	110,000	0.6	$26.30	1/31/10	(2)	$818,000
	567,400	3.3	$27.425	2/16/11		4,403,000
	112,128	0.7	$29.825	1/31/10	(2)	946,000
S. K. Reed	167,000	1.0	$26.19	3/26/11		$1,237,000
	500,000	2.9	$26.19	3/26/11		3,705,000
A. D. D. Mackay	149,000	0.9	$27.425	2/16/11		$1,156,000
	500,000	2.9	$26.19	3/26/11		3,705,000
A. F. Harris	113,100	0.7	$27.425	2/16/11		$878,000
	26,634	0.2	$30.00	1/31/10	(2)	226,000
	23,811	0.1	$27.40	1/31/10	(2)	185,000
K. T. Pouw	75,000	0.4	$27.425	2/16/11		$582,000
	9,626	0.1	$27.40	1/31/10	(2)	75,000
	11,501	0.1	$30.00	1/31/10	(2)	98,000

(1)	These stock options were granted under the Kellogg Company 2001 Long-Term Incentive Plan (the “2001 Incentive Plan”). The options have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant (if non-qualified options), and generally include (a) the right to pay the exercise price in cash or, subject to approval, with shares of stock previously acquired by the optionee; (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive an AOF option, which is described in footnote (4) on page 10 of this Proxy Statement. The options generally vest as follows: 50% of the options granted vest one year after the date of grant and 50% vest two years after the date of grant, with Mr. Reed’s options having slightly different terms, as described on page 11 of this Proxy Statement.

(2)	These are AOF options.

(3)	Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For new options, the calculations assume a dividend yield of 3.3%, volatility of approximately 28.6%, and a risk-free rate of return of approximately 4.8% based on the U. S. Treasury bill rate for three-year maturities on the grant date. In view of the Company’s experience and the inherent motivation to exercise options early in their terms because of the accelerated ownership feature, options were assumed to be outstanding for three years at the time of exercise. Optionees may decide to exercise their options either earlier or later than this assumed period, resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture of these options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pretax value realized from the exercise of stock options during 2001 and the value of in-the-money options held at December 31, 2001, by the persons named in the Summary Compensation Table.

			Number of Shares Underlying		Value of Unexercised,
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Gutierrez	235,235	$683,576	470,298	692,400	$30,835	$2,252,920
S. K. Reed	-0-	-0-	-0-	667,000	$-0-	$2,607,970
A. D. D. Mackay	-0-	-0-	111,700	729,400	$400,160	$2,754,805
A. F. Harris	55,125	$252,427	268,343	168,100	$64,230	$626,000
K. T. Pouw	22,751	$89,907	81,380	93,008	$15,676	$306,483

(1)	Based on the $30.10 per share closing price of Kellogg Company common stock on December 31, 2001.

Long-Term Incentive Plans-Awards in Last Fiscal Year

      The following table provides information regarding performance units granted during 2001 to the persons named in the Summary Compensation Table.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of Shares,	Performance or Other
	Units or Maximum	Period Until Maturation	Threshold	Target	Maximum
Name	Other Rights(#)(1)	or Payout($)(2)	($)(3)	($)	($)

C. M Gutierrez	2,293,016	3 years	$1,146,500	$2,293,000	$4,586,000
S. K. Reed	-0-	-0-	-0-	-0-	-0-
A. D. D. Mackay	603,800	3 years	301,900	603,800	1,207,600
A. F. Harris	457,200	3 years	228,600	457,200	914,400
K. T. Pouw	212,800	3 years	106,400	212,800	425,600

(1)	Awards were made in February 2001 under the 2001 Long-Term Incentive Plan of the Company for the achievement of cumulative cash flow targets for a three-year period ending on December 31, 2003. The award of units represents the right to receive shares of the Company’s common stock equal to the dollar award valued on the vesting date if the performance objectives are achieved.

(2)	The awards will be earned and vest in February 2004 according to the terms of the Plan and relevant documents. The 2001 Long-Term Incentive Plan contains a “change in control” provision.

(3)	No awards are earned unless the minimum threshold is attained.

Kellogg Company Retirement Plans

      Retirement benefits under the Kellogg Company Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”), are payable to salaried employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Benefits are reduced by a portion of the retiree’s Social Security-covered compensation and, for retirees who were participants of a previous profit sharing plan, by certain amounts accrued pursuant to that plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity and include the payment of benefits under the Company’s Supplemental Retirement Plan and Excess Benefit Retirement Plan.

      At December 31, 2001, the credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were as follows: Mr. Gutierrez, 26 years; Mr. Mackay, 10 years; Mr. Harris, 17 years; and Mr. Pouw, 23 years. Mr. Reed is not covered by the Pension Plan. The compensation covered by the Pension Plan is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus.

	Years of Service

Remuneration	10	15	25	35	45

$ 300,000	$43,828	$65,742	$109,570	$153,397	$198,397
$ 500,000	$73,828	$110,742	$184,570	$258,397	$333,397
$ 750,000	$111,328	$166,992	$278,320	$389,647	$502,147
$1,000,000	$148,828	$223,242	$372,070	$520,897	$670,897
$1,500,000	$223,828	$335,742	$559,570	$783,397	$1,008,397
$2,000,000	$298,828	$448,242	$747,070	$1,045,897	$1,345,897

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed of non-employee, independent directors and is responsible for the establishment and oversight of executive compensation policies. The Company’s executive compensation program is significantly linked to Share Owner return. The emphasis is on pay for performance with individual, business unit, and corporate performance rewarded on a short- and long-term basis.

      The Company’s objective is to attract, retain, and motivate high-caliber executives who will deliver superior performance that enhances Share Owner value. To support this objective the Company has developed performance-based executive compensation plans with compensation opportunities targeted at the 50th percentile (base salary and annual bonus) and between the 50th and 65th percentiles (long-term incentives) of the Company’s peer group of companies. Awards will vary above or below the targets of the peer group based on performance.

Compensation Principles

      To achieve the Company’s objectives, the Committee’s review of executive compensation incorporates the following compensation principles:

•	Compensation should encourage behavior that exemplifies the values that the Company believes are essential in building long-term growth in sales and profit, enhancing its worldwide leadership position, and providing increased value for Share Owners. These shared values are being passionate about our business, brands, and food; having the humility and hunger to learn; striving for simplicity; acting with integrity and respect; being accountable; and loving success.

•	Compensation should be competitive with comparable organizations and should reward performance and contribution to the Company’s objectives.

•	As employees assume greater responsibilities, a larger proportion of their total compensation will be “at-risk” incentive compensation (both short- and long-term), subject to individual, business unit, and corporate performance measures.

•	Continuous improvement is expected in the defined targets and measures.

•	Equity-based incentives are an effective method of aligning the interests of employees and Share Owners and encouraging employees to think and act like owners.

      The Committee believes that a compensation program guided by these basic principles should work to ensure present and future leadership performance that will result in optimal returns to the Company’s Share Owners over time.

Total Compensation

      An executive’s total compensation is comprised of salary, annual bonus, long-term incentives, perquisites, and benefits. The target for total compensation for executives ranges between the median and the 65th percentile of a select group of eighteen companies (the “peer group”) varying by type of compensation as described below. These companies were chosen as a benchmark for establishing executive pay levels because of their superior reputation and performance and their relevance to Kellogg Company. Most of the companies that comprise the S&P Foods Group Index are included in this group.

Salaries

      Executive salaries are established through a survey of the peer group conducted by an independent compensation consultant. Executive salaries are targeted at the median of this group of companies.

      The Company’s Executive Compensation Deferral Plan is intended to ensure that compensation is deductible under Section 162(m) of the Internal Revenue Code. Pursuant to this plan the portion of any executive’s salary that is over $950,000 is automatically deferred. The deferred amount is credited to an account in the form of units that are equivalent to the fair market value of the Company’s common stock. The units are payable upon retirement.

Annual Bonuses

      Target bonuses are a percentage of the executive’s base salary and are targeted at the median of the peer group. The target bonus is adjusted for appropriate corporate, business unit, and individual performance factors, given the functions of the particular executive. Corporate performance was determined based on net sales, cash flow, and operating profit. In 2001, bonuses could range from 0% to 200% of the target bonus.

      In addition, the Company is asking the Share Owners to adopt a Senior Executive Annual Incentive Plan (the “Incentive Plan”), a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). The Compensation Committee administers the Incentive Plan. Awards are based on the achievement of pre-established performance goals, which may include long-term financial and non-financial objectives. With respect to the Chief Executive Officer (“CEO”), the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Incentive Plan shall not exceed 1% of the Net Income (as defined in the Incentive Plan) of the Company and its subsidiaries. The maximum annual bonus that may be awarded to any participant under the Incentive Plan is $3,000,000.

Long-Term Incentives

      The Company’s long-term incentive program currently consists of grants of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted shares, or performance units under the 2001 Long-Term Incentive Plan. The 2001 Long-Term Incentive Plan is designed to attract, retain, and reward key employees of the Company and strengthen the mutuality of interest between key employees and the Share Owners of the Company. Long-term incentives are targeted between the 50th and the 65th percentiles of the peer group.

      The Company believes that option grants under the 2001 Long-Term Incentive Plan meet the requirements for deductible compensation under Section 162(m). The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its Share Owners.

      Pursuant to the 2001 Long-Term Incentive Plan, the Committee approved a program in early 2001 under which senior executives of the Company may receive a portion of their long-term incentives in performance units. This program is intended to focus senior management on critical multi-year operational goals, including cash flow and sales growth. The number of units earned would be based on the Company’s cumulative performance over a three-year period compared against one or more key performance measures and would be settled in shares of the Company’s common stock. The Committee has approved a second three-year cycle of this program commencing in 2002.

Chief Executive Officer Compensation

      For 2001, the Committee determined the salary, bonus, and long-term incentive awards of the CEO substantially in conformance with the policies described above for all other executives of the Company.

      The Committee evaluated the performance of the CEO based on the Company’s achievement of its long-term financial and non-financial objectives. The Committee has determined that the accountabilities for the CEO are business performance, strengthening the organization, and creating the future. The accountability for business performance includes stock price performance, operating profit and earnings per share growth, sales growth, and cash flow. The accountability for strengthening the organization includes developing the strongest possible senior management team, the strongest possible talent in core jobs within the organization, continuous upgrade of talent, and diversity in the workforce. Creating the future includes developing, monitoring, updating, and implementing long-term business strategies.

      In connection with the business performance metric, the Committee considered that Kellogg’s total Share Owner return was 18.8% in 2001, compared to a 4.8% rise in the S&P food index and an 11.9% decline in the S&P 500 index. Net sales (assuming the Company had owned Keebler in 2000) were below last year, due to a variety of factors related to implementing the Company’s new strategic plan, including the Keebler integration. The Company’s operating profit performance in 2001 also reflected the costs associated with the integration of Keebler. Earnings per share, while down versus last year due to increased amortization of goodwill and interest expense associated with the Keebler acquisition, significantly exceeded expectations. The Company generated an all-time record performance in cash flow, exceeding 2000’s results by 32% in spite of the cash outlays required to integrate Keebler and the increase in interest expense associated with the Keebler acquisition. The Committee determined that Mr. Gutierrez made significant progress in strengthening the organization, starting with the Executive Management Committee and including all levels of the Company’s leadership. The Committee believes that the actions that Mr. Gutierrez has taken during the year — as well as future plans he has discussed with the Committee — will create a stronger future for the Company. In this regard, the Committee took special note of the acquisition and integration of Keebler and the implementation of significantly different approaches to managing the business — including initiatives to stress value over volume and to manage for cash flow.

      The Committee does not assign relative weights or rankings to the foregoing factors, but instead makes a subjective determination based upon a consideration of all such factors. The Committee believes that Mr. Gutierrez’s total compensation for 2001 appropriately reflects the Company’s performance as measured against all factors described in the preceding two paragraphs.

COMPENSATION COMMITTEE

Claudio X. Gonzalez (Chairman)

Gordon Gund
Ann McLaughlin Korologos
William C. Richardson
John L. Zabriskie

February 21, 2002

Stock Performance Graph

      The following graph compares the yearly change in the Company’s cumulative, five-year total Share Owner return with the Standard and Poor’s 500 Stock Index (the “S&P 500”) and the Standard and Poor’s Foods Group Index (the “S&P Foods”). The graph assumes that $100 was invested on December 31, 1996, in each of the Company’s common stock, the S&P 500, and the S&P Foods, and assumes that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG KELLOGG COMPANY, THE S&P 500 INDEX
AND THE S&P FOODS INDEX

	Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

KELLOGG COMPANY	100.00	154.53	108.95	101.06	89.64	106.47

S&P 500	100.00	133.36	171.47	207.56	188.66	166.24

S&P FOODS	100.00	143.32	155.10	122.01	154.45	157.41

*	$100 Invested on 12/31/1996 in Stock or Index — including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P%20Indexes.htm

Proposal 2.

APPROVAL OF KELLOGG COMPANY 2002 EMPLOYEE STOCK PURCHASE PLAN

      Upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors, the Board of Directors has adopted, and is submitting for Share Owner approval, the Kellogg Company 2002 Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESPP was created to enable employees to become Share Owners through the purchase of shares of common stock, thereby correlating their interest in the Company’s growth, productivity, and profitability to that of all Share Owners. Under the ESPP, a maximum of 2,500,000 shares of common stock may be issued, with that number being subject to adjustment for corporate transactions affecting the common stock. The following summary of the ESPP is qualified in its entirety by reference to the full text of the ESPP as set forth as an exhibit to the Company’s Annual Report on Form 10-K for 2001 filed with the SEC.

      The affirmative vote of the holders of a majority of all shares present in person or by proxy at this Annual Meeting and entitled to vote is required to approve the ESPP. No purchase rights have been or will be offered pursuant to the ESPP unless the ESPP is approved by the Company’s Share Owners.

      The ESPP shall be administered by the Committee. Each employee, including any officer or director who is an employee, of the Company, and such subsidiaries as are designated by the Committee, will be eligible to participate in the ESPP, except for an employee who is covered by a collective bargaining agreement and whose decision not to participate in the ESPP was the subject of good faith negotiations between the Company, or a designated subsidiary, and a labor organization. To be eligible to participate in the ESPP, an employee must have been employed by the Company, or a designated subsidiary, as of the first date of a “purchase period” (as defined below). As of March 4, 2002, there were approximately 18,000 employees, including officers or directors who were employees, all of whom were expected to be eligible to participate. The number and amount of awards to be received or allocated to eligible employees under the ESPP in the future cannot now be determined.

      The ESPP permits participants to specify a fixed whole percentage of their compensation (up to ten percent) to be withheld during each payroll period during a calendar quarter (a “purchase period”). A participant may not change the percentage of compensation to be withheld during a purchase period. Payroll deductions are credited to an account established for each participant. No interest is credited to a participant’s account. At the end of each purchase period, funds withheld by the Company under the ESPP for the account of each participant will be used to purchase that number of shares of the Company’s common stock determined by dividing the amount in the participant’s account by the purchase price for that purchase period, subject to any applicable limits under the ESPP. The purchase price for the shares will be equal to the lesser of: (a) 85% of the fair market value of the common stock on the first day of the purchase period, and (b) 85% of the fair market value of the common stock on the last day of the purchase period (the “purchase price”).

      During any calendar year, no employee will be permitted to purchase under the ESPP shares of common stock with a fair market value in excess of $25,000, determined as of the first day of the purchase period. Furthermore, no employee will be permitted to purchase shares of common stock under the ESPP if following such purchase the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock outstanding. Rights to purchase shares under the ESPP are not transferable.

      A participant may voluntarily terminate his or her participation in the ESPP at any time, and his or her participation shall automatically terminate upon his or her termination of employment. Participants who voluntarily terminate participation may not rejoin the ESPP until the start of the next purchase period. Upon a participant’s termination of employment, all funds withheld by the Company under the ESPP for the account of each participant will be returned to the participant in cash without interest. Notwithstanding the foregoing, if a participant’s employment terminates as a result of his or her death, “disability,” or “retirement” (as such terms are defined in the ESPP), or if the Company terminates his or her employment without cause (as determined in good faith by the Company or a designated subsidiary), funds withheld prior to termination of employment may still be used to purchase shares under the ESPP. In addition, if a “change in control” (as such term is defined in the ESPP) occurs, withheld funds may be used to purchase shares of the Company’s common stock or the stock of a successor entity.

      Upon purchase, shares will be credited to an account established on behalf of each participant. In addition, unless a participant elects otherwise, any dividends paid with respect to shares of the Company’s common stock purchased by a participant under the ESPP and credited to his or her account will be reinvested in shares of the Company’s common stock. Physical stock certificates will be issued on request. However, if a participant sells or disposes of ESPP shares within one year of the applicable purchase date, then that participant shall be ineligible to participate in the ESPP for the next two full purchase periods.

      The ESPP may be amended by the Committee at any time, although no amendment shall be made to increase or decrease the number of shares authorized for issuance under the ESPP (other than for certain adjustments, as provided in the ESPP) and no amendment shall be made that would cause the ESPP to fail to satisfy the requirements of Section 423 of the Code. The ESPP will terminate upon the earliest to occur of: July 1, 2007, the date no more shares of common stock remain to be purchased under the ESPP, and the termination of the ESPP by the Board. The Board may terminate the ESPP at any time.

      The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to participation in the ESPP and with respect to the sale of shares of the Company’s common stock acquired thereunder. This summary is not exhaustive, and an employee who is eligible to participate in the ESPP is advised to consult his or her own tax advisor with respect to the specific applicable tax consequences.

      A participant will not realize any taxable income upon enrollment in the ESPP or upon purchase of shares of the Company’s common stock thereunder. A participant will recognize income upon the sale or other disposition of shares purchased under the ESPP. If the participant sells or otherwise disposes of such shares within two years from the first day of the purchase period during which such shares were purchased, the participant will recognize ordinary income, and the Company will be entitled to a tax deduction, in an amount equal to the excess of the market price of the shares when sold over the purchase price. If a participant sells or otherwise disposes of such shares after this two-year period, the participant will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the first day of the applicable purchase period over the purchase price or (b) the excess of the fair market value of the shares at the time of disposition over the purchase price. The balance of any gain will be capital gain.

      The ESPP is to become effective July 1, 2002, if Share Owner approval is received. The closing price of a share of Company common stock on March 1, 2002, was $34.50.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE KELLOGG COMPANY 2002 EMPLOYEE STOCK PURCHASE PLAN.

Proposal 3.

APPROVAL OF THE KELLOGG COMPANY SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

      Pursuant to a recommendation of the Compensation Committee (the “Committee”) of the Board of Directors, the Board adopted the Kellogg Company Senior Executive Annual Incentive Plan (the “Plan”), subject to Share Owner approval. The Share Owners are now requested to approve the adoption of the Plan. The summary of the Plan which follows is qualified in its entirety by reference to the full text of the Plan as set forth as an exhibit to the Company’s Annual Report on Form 10-K for 2001 filed with the SEC.

      The affirmative vote of the holders of a majority of all shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the Plan.

      The purposes of the Plan are to specifically motivate the Company’s selected senior executive officers toward achievement of performance goals; to encourage teamwork; and to reward performance with cash bonuses that vary in relation to the achievement of the pre-established performance goals.

      The Plan will be administered by the Committee, whose members qualify as “outside directors” as that term is defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Plan, the Committee has the authority to select participants from senior executive officers holding the following titles: (i) Chairman, Vice Chairman, Kellogg Company Chief Executive Officer, or Kellogg Company President; (ii) Kellogg Company Executive Vice President; or (iii) Kellogg Company Senior Vice President. There currently are ten officers who hold one or more of these titles. The Committee also has the authority to determine the financial and other performance criteria (“Performance Goals”), and other terms and conditions, applicable to each participant’s bonus under the Plan (“Award”) which the participant may receive for services during the Measurement Period. The Measurement Period is one fiscal year, unless otherwise established by the Committee at the time the Performance Goals are established. With respect to each participant, the Committee will establish ranges of Performance Goals which correspond to various levels of Award amounts (“Award Opportunities”) for the Measurement Period. Once established, Performance Goals and Award Opportunities may be adjusted only to mitigate the unbudgeted impact of unusual or nonrecurring gains and losses, accounting changes, or other extraordinary events not foreseen at the time of establishment of such Performance Goals and Award Opportunities.

      The Performance Goals may be based on any one or more of the following measures (or the relevant change for any such measure): the Company’s earnings per share, return on equity, return on assets, return on invested capital, growth in sales and earnings, net sales, cash flow, discounted cash flow, cumulative cash flow, operating profits, pre-tax profits, post-tax profits, consolidated net income, unit sales volume, economic value added, costs, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market share and total return to stockholders (including both the market value of the Company’s stock and dividends thereon), and the extent to which strategic and business goals are met. Awards will be based on the achievement of such Performance Goals. The Committee has the authority to review and certify the achievement of the Performance Goals; interpret the Plan; and establish, amend, or rescind guidelines, rules, and regulations for the Plan’s administration. Negative discretion may be used by the Committee to reduce an Award. In no event, however, will an exercise of negative discretion to reduce the Award of a participant have the effect of increasing the amount of an Award otherwise payable to any other participant. There is no obligation to treat participants uniformly under the Plan.

      The total of all Awards payable to all participants for any Measurement Period shall not under any circumstances exceed one percent of the income from continuing operations of the Company and its subsidiaries, determined on a consolidated basis, and adjusted to exclude restructuring and disposition-related charges or credits, net of tax effects, and incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company (the “Maximum Bonus Awards Pool”). No participant can receive an Award for any Measurement Period greater than $3,000,000. In the event that the total of all Awards payable to participants should exceed the Maximum Bonus Awards Pool, the Award of each participant will be proportionately reduced such that the total of all such Awards paid is equal to the Maximum Bonus Awards Pool.

      In general, participants must remain employed by the Company through the last day of a fiscal period to be eligible to receive an Award payment. However, if a participant dies, becomes disabled, or retires, that participant’s Award will be based on the portion of the fiscal period during which the participant is employed. The Committee also may, in its discretion, pay a pro-rated Award to other participants who leave the employment of the Company or its subsidiaries for other reasons during a fiscal period. If a participant’s employment terminates after completion of the fiscal period, but before payment of the Award, the terms of the grant will provide whether the Award shall be paid to a participant or forfeited.

      The Plan will replace the Company’s current Senior Executive Officer Performance Bonus Plan, which has expired, and will terminate on December 31, 2006. The Board and the Committee may generally amend or terminate the Plan at any time, although no amendment or termination may impair the rights of a participant under an outstanding award without that participant’s consent.

      The Awards payable under the Plan for services to be rendered in 2002 are not determinable. Had the Plan been in effect in 2001, the Awards that would have been paid would equal the 2001 bonuses shown in the Summary Compensation Table on page 10 of this Proxy Statement.

      If the required Share Owner approval is not obtained, the Committee will consider alternative incentive compensation arrangements which may or may not qualify under Section 162(m) as performance-based compensation.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN.

Share Owner Recommendations for Director Nominees

      The Nominating and Corporate Governance Committee will consider Share Owner nominations for membership on the Board of Directors. For the 2003 Annual Meeting of Share Owners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49016-3599, which will forward them to the Chairman of the Nominating and Corporate Governance Committee. Recommendations must be in writing and must be received by the Company not earlier than December 1, 2002, and not later than January 30, 2003. Recommendations must also include certain other requirements specified in the Company’s Bylaws.

Share Owner Proposals for the 2003 Annual Meeting

      Share Owner proposals submitted for inclusion in the Company’s proxy statement for the 2003 Annual Meeting of Share Owners must be received by the Company no later than November 20, 2002. If a Share Owner raises a matter at the 2003 Annual Meeting of Share Owners, the Company may exercise discretionary authority (vote the shares in the discretion of the persons named in the proxy card) unless the Share Owner notifies the Company of the matter before February 5, 2003.

“Householding” of Proxy Materials

      The Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more Share Owners sharing the same address by delivering a single proxy statement addressed to those Share Owners. This process, which is commonly referred to as “householding,” potentially means extra convenience for Share Owners and cost savings for companies.

      This year, a number of brokers with accountholders who are Share Owners will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Share Owners, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected Share Owner. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

      Share Owners who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a Share Owner is a direct holder of shares of common stock, he or she should submit a written request to Wells Fargo Shareowner Services, the Company’s transfer agent, at 161 North Concord Exchange, South St. Paul, MN 55075.

Independent Public Accountants

      PricewaterhouseCoopers LLP is the independent auditor for the Company. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

Annual Report on Form 10-K; No Incorporation by Reference

      Upon written request, the Company will provide any share owner, without charge, a copy of the Company’s Annual Report on Form 10-K for 2001 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to the Consumer Affairs Office, Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986. You may also obtain this document and certain other of the Company’s SEC filings through the Internet at www.sec.gov.

      Notwithstanding any general language which may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “REPORT OF THE AUDIT COMMITTEE, and “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (including the Stock Performance Graph)”, shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Janet Langford Kelly

Executive Vice President — Corporate Development and Administration,
General Counsel and Secretary

March 20, 2002

EXHIBIT A

KELLOGG COMPANY

BOARD OF DIRECTORS

AUDIT COMMITTEE

CHARTER

March 1, 2002

Organization

      There shall be a Committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three (3) Directors, all of whom are “independent directors” as defined in the NYSE Listed Company Manual, as amended, and who possess an adequate level of “financial literacy” within a reasonable period of time after their appointment to the Audit Committee. “Financial literacy” means the ability to read and understand the Company’s fundamental financial statements. At least one member of the Audit Committee must have accounting or related financial management expertise.

Statement of Policy

      The Audit Committee shall assist the Board in fulfilling its oversight responsibilities by monitoring (1) the integrity of the Company’s financial statements, including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of the Company’s internal and external auditors; and (2) the Company’s compliance with legal and regulatory requirements. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Directors, the independent auditors, the internal auditors and the financial management of the Company.

      The Committee generally will meet six times annually with members of the Company’s management, representatives of the independent auditors and internal auditing. Four of such meetings are expected to be by conference call prior to the release of the Company’s interim financial statements. The Committee may hold additional meetings with any of the above-named groups as appropriate.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the Directors and share owners that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee will:

1)	Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries. The independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s share owners. The Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services which may impact the objectivity and independence of the auditors and for taking or recommending to the Board appropriate action to ensure the independence of the auditors. The Audit Committee will review annually a written report from the independent auditors describing all relationships between the independent auditors and the Company.

2)	Meet with the independent auditors and financial management of the Company to review the scope and fees of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including the matters required to be discussed under Auditing Standards No. 61 relating to the conduct of the audit, and any comments or recommendations of the independent auditors. The Audit Committee will have a quarterly conference call prior to the filing of the relevant Report on

Form 10-Q to review the Company’s interim financial results with the independent auditors and management.

3)	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

4)	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, the budget and qualifications of internal auditors and the coordination of such plans with the independent auditors.

5)	Receive a summary of completed internal audits and audit results, and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

6)	Review internal audit personnel and succession planning within the Company.

7)	Review the financial statements contained in the annual report to share owners with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the share owners. Review with management and the independent auditors the effect of regulatory and accounting initiatives, off-balance sheet structures, and changes in accounting principles and practices on the Company’s financial statements.

8)	Review with the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

9)	Meet periodically with management and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

10)	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel; any changes to the scope of the planned internal audit; any disputes or disagreements with management; and the cooperation that the independent auditors received during the course of the audit.

11)	Adopt guidelines for the Company’s hiring of employees of the independent auditors who were engaged on the Company’s account.

12)	The Committee shall approve the retention of the independent auditors for any non-audit service if the fees for such service exceed $500,000. The Chairperson of the Committee shall approve the retention of the independent auditors for any non-audit service if the fees for such service exceed $100,000 and are less than or equal to $500,000. The Company shall be permitted to retain the independent auditors for any non-audit service if the fees for such service are equal to or less than $100,000. The Committee shall review annually a description of all non-audit services performed by the independent auditors and the fees paid for such services.

13)	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

14)	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

15)	Review with management and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

16)	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

17)	Investigate any matter brought to its attention within the scope of its duties, with the power to retain and/or consult with special legal, accounting (including the national office of the independent auditors) or other consultants to advise the Committee for this purpose if, in its judgment, that is appropriate.

18)	Review and assess the adequacy of the Audit Committee Charter on an annual basis.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

recycled

Exhibit No.	Description

99.1	Form of Proxy Card
99.2	Kellogg Company 2002 Employee Stock Purchase Plan
99.3	Kellogg Company Senior Executive Annual Incentive Plan